Pricing Supplement dated January 25, 2019 (To the Prospectus dated March 30, 2018 and the Prospectus Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$930,000 Autocallable Contingent Interest Notes Due February 12, 2020 Linked to the Class A Common Stock of Alphabet Inc. Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or any return of principal at maturity. Instead, as described below and subject to the automatic call feature, if the Closing Price or Final Underlier Value, as applicable, of the Underlier on any Observation Date is greater than or equal to the Coupon Barrier, the notes will pay a Contingent Coupon plus all previously unpaid Contingent Coupons, if any. Investors should be willing to forgo dividend payments and, if the Final Underlier Value is less than the Buffer Value, be willing to lose some or all of their investment at maturity.
•	Unsecured and unsubordinated obligations of Barclays Bank PLC
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The Notes priced on January 25, 2019 (the “Pricing Date”) and are expected to issue on or about January 30, 2019 (the “Issue Date”).
Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset*:	The Class A common stock of Alphabet Inc. (Bloomberg ticker symbol “GOOGL<Equity>”) (the “Underlier”)
Automatic Call Feature:	The Notes will be automatically called if the Closing Price of the Underlier on any Observation Date (other than the Final Observation Date) is greater than or equal to the Initial Underlier Value. If the Notes are automatically called, Barclays Bank PLC will pay a cash payment per Note on the applicable Call Settlement Date equal to the principal amount plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due. No further amounts will be owed to you under the Notes.
Contingent Coupon:

If the Notes have not been automatically called and the Closing Price of the Underlier is greater than or equal to the Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value is greater than or equal to the Coupon Barrier on the Final Observation Date, Barclays Bank PLC will pay a Contingent Coupon of $20.00 per $1,000 principal amount Note on the related Coupon Payment Date plus the amounts of all Contingent Coupons, if any, that would have been paid on a previous Coupon Payment Date had the Closing Price of the Underlier been greater than or equal to the Coupon Barrier on the related Observation Date and that have not been previously paid (“Unpaid Contingent Coupons”).

If the Closing Price of the Underlier is less than the Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value is less than the Coupon Barrier on the Final Observation Date, the Contingent Coupon applicable to that Observation Date will not be payable on the related Coupon Payment Date, and Barclays Bank PLC will not make any payment to you on that Coupon Payment Date. Contingent Coupons should not be viewed as periodic interest payments.

If the Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Underlier is less than the Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of the Underlier on the Observation Date related to that later Coupon Payment Date is greater than or equal to the Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of the Underlier on each subsequent Observation Date is less than the Coupon Barrier.

Payment at Maturity:

If the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Buffer Value (which equals the Coupon Barrier), you will receive a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due.

If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will lose 1.21951% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Buffer Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 × [1 + (Underlier Return + Buffer Percentage) × Downside Leverage Factor]

If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, the Notes will be exposed on a leveraged basis to the decline in the value of the Underlier below the Buffer Value and you will lose some or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Coupon Barrier*:	$903.24, which is 82.00% of the Initial Underlier Value (rounded to two decimal places)
Buffer Value*:	$903.24, which is 82.00% of the Initial Underlier Value (rounded to two decimal places)
Buffer Percentage:	18.00%
Downside Leverage Factor:	1.21951
(Key Terms continued on the next page)
	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1%	99%
Total	$930,000	$930,000	$9,300	$920,700

[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $984.70 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-15 of this pricing supplement.
[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10.00 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value*:	The arithmetic average of the Closing Prices of the Underlier on the Averaging Dates (rounded to two decimal places)
Initial Underlier Value*:	$1,101.51, which is the Closing Price of the Underlier on the Pricing Date
Closing Price*:	Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Observation Dates†:	May 9, 2019, August 8, 2019, November 7, 2019 and February 7, 2020. The final Observation Date, February 7, 2020, is the “Final Observation Date.”
Coupon Payment Dates†:	May 14, 2019, August 13, 2019, November 13, 2019 and the Maturity Date
Call Settlement Dates†:	With respect to each Observation Date (other than the Final Observation Date), the Coupon Payment Date immediately following that Observation Date
Averaging Dates†:	February 3, 2020, February 4, 2020, February 5, 2020, February 6, 2020 and February 7, 2020
Maturity Date*†:	February 12, 2020
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06747MB88 / US06747MB888
*	In the case of certain corporate events related to the Underlier, the Calculation Agent may adjust any variable, including but not limited to, the Underlier, Initial Underlier Value, Final Underlier Value, Coupon Barrier, Buffer Value and Closing Price of the Underlier if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlier. The Calculation Agent may accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.
†	Each Observation Date and/or Averaging Date may be postponed if that date is not a scheduled trading day or if a market disruption event occurs on that date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement. In addition, a Call Settlement Date, a Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated March 30, 2018:

http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•	Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Scenario Analysis and Hypothetical Examples

The following examples are hypothetical and are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underlier relative to its Initial Underlier Value. We cannot predict the Closing Price of the Underlier on any day during the term of the Notes, including on the Observation Dates or Averaging Dates. You should not take these examples as an indication or assurance of the expected performance of the Underlier. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Hypothetical Initial Underlier Value*:	$100.00
Contingent Coupon:	$20.00 per $1,000 principal amount Note
Observation Dates:	Observation Dates will occur as set forth on the cover page of this pricing supplement.
Hypothetical Coupon Barrier*:	$82.00 (which is 82.00% of the hypothetical Initial Underlier Value)
Hypothetical Buffer Value*:	$82.00 (which is 82.00% of the hypothetical Initial Underlier Value)
*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlier Value, Coupon Barrier or Buffer Value. The hypothetical Initial Underlier Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Value. The actual Initial Underlier Value, Coupon Barrier and Buffer Value are set forth under “Key Terms” above. For historical Closing Prices of the Underlier, see the historical information set forth under the section titled “Alphabet Inc.” below.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$110.00	Closing Price of Underlier at or above Initial Underlier Value; Notes are automatically called and Issuer pays principal plus Contingent Coupon of $20.00 on Call Settlement Date.
Total Payment (per $1,000 Note):		$1,020.00 (2.00% total return on the Notes)

Because the Closing Price of the Underlier is greater than or equal to the Initial Underlier Value on the first Observation Date, the Notes are automatically called on the first Observation Date. The Issuer will pay $1,020.00 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon due in connection with the first Observation Date. No further amounts will be owed to you under the Notes. Accordingly, the Issuer will have paid a total of $1,020.00 per Note for a 2.00% total return on the Notes.

Example 2 — Notes Are Automatically Called on the Third Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing Price of Underlier below Initial Underlier Value and above Coupon Barrier; Notes NOT automatically called and Issuer pays Contingent Coupon of $20.00 on first Coupon Payment Date.
Second Observation Date	$77.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$115.00	Closing Price of Underlier at or above Initial Underlier Value; Notes are automatically called and Issuer pays principal plus Contingent Coupon of $40.00 (reflecting Contingent Coupon for third Observation Date and Unpaid Contingent Coupon for second Observation Date) on Call Settlement Date.
Total Payment (per $1,000 Note):		$1,060.00 (6.00% total return on the Notes)

Because the Closing Price of the Underlier is greater than or equal to the Initial Underlier Value on the third Observation Date, the Notes are automatically called on the third Observation Date. The Issuer will pay $1,040.00 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon for the third Observation Date and the Unpaid Contingent Coupon for the second Observation Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Price of the Underlier is greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $20.00 on the first Coupon Payment Date. Because the Closing Price of the Underlier is less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any Contingent Coupon on the Coupon Payment Date following the second Observation Date; however, because the Closing Price of the Underlier on the third Observation Date is greater than the Coupon Barrier, the Contingent Coupon that would have been paid on the second Coupon Payment Date had the Closing Price of the Underlier been greater than or equal to the Coupon Barrier on the second Observation Date will be paid on the third Coupon Payment Date. Accordingly, the Issuer will have paid a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlier Value Is Above the Buffer Value

Date	Closing Price	Payment (per Note)
First Observation Date	$87.00	Closing Price of Underlier below Initial Underlier Value and above Coupon Barrier; Notes NOT automatically called and Issuer pays Contingent Coupon of $20.00 on first Coupon Payment Date.
Second Observation Date	$77.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$72.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
	Final Underlier Value
Final Observation Date	$92.00	Final Underlier Value above Buffer Value (which equals Coupon Barrier); Issuer pays principal plus Contingent Coupon of $60.00 (reflecting Contingent Coupon for Final Observation Date and Unpaid Contingent Coupons for second and third Observation Dates) on Maturity Date.
Total Payment (per $1,000 Note):		$1,080.00 (8.00% total return on the Notes)

Because the Closing Price of the Underlier is less than the Initial Underlier Value on each Observation Date prior to the Final Observation Date, the Notes are not automatically called. Because the Final Underlier Value is greater than or equal to the Coupon Barrier and the Buffer Value, at maturity, the Issuer will pay $1,060.00 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon for the Final Observation Date and the Unpaid Contingent Coupons for the second and third Observation Dates.

In addition, because the Closing Price of the Underlier is greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $20.00 on the first Coupon Payment Date. Because the Closing Price of the Underlier is less than the Coupon Barrier on the second Observation Date and on the third Observation Date, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following the second Observation Date or third Observation Date; however, because the Closing Price of the Underlier on the Final Observation Date is greater than the Coupon Barrier, the Contingent Coupon that would have been paid on each of the second and third Coupon Payment Dates had the Closing Price of the Underlier been greater than or equal to the Coupon Barrier on the second and third Observation Dates will be paid on the Maturity Date. Accordingly, the Issuer will have paid a total of $1,080.00 per Note for a 8.00% total return on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Underlier Value Is Below the Buffer Value

Date	Closing Price	Payment (per Note)
First Observation Date	$77.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	$72.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	$67.00	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier; Notes NOT automatically called and Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
	Final Underlier Value
Final Observation Date	$50.00	Final Underlier Value below Buffer Value (which equals Coupon Barrier); Issuer DOES NOT pay Contingent Coupon on Maturity Date and will repay less than the principal amount resulting in a loss of 1.21951% of the principal amount of the Notes for every 1% that the Final Underlier Value is less than the Buffer Value.
Total Payment (per $1,000 Note):		$609.76 (a 39.024% loss on the Notes)

Because the Closing Price of the Underlier is less than the Initial Underlier Value on each Observation Date prior to the Final Observation Date, the Notes are not automatically called. Because the Final Underlier Value is less than the Buffer Value, at maturity, the Issuer will pay a total of $609.76 per $1,000 principal amount, calculated as follows:

$1,000 × [1 + (Underlier Return + Buffer Percentage) × Downside Leverage Factor]

= $1,000 × [1 + (-50.00% + 18.00%) × 1.21951] = $609.76

In addition, because the Closing Price of the Underlier is less than the Coupon Barrier on each Observation Date prior to the Final Observation Date and the Final Underlier Value is less than the Coupon Barrier on the Final Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

•	You do not anticipate that the Final Underlier Value will be less than the Buffer Value on the Final Observation Date, and you are willing and able to accept the risk that, if it is, you will lose some or all of the stated principal amount of your Notes.

•	You do not anticipate that the Closing Price of the Underlier will be less than the Coupon Barrier on any Observation Date (other than the Final Observation Date) or that the Final Underlier Value will be less than the Coupon Barrier on the Final Observation Date, and you are willing and able to accept the risk that, if it is, you may receive few or no Contingent Coupons over the term of the Notes.

•	You are willing and able to forgo participation in any appreciation of the Underlier, and you understand that any return on your investment will be limited to the Contingent Coupons that may be payable on the Notes.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlier, nor will you have any voting rights with respect to the Underlier.

•	You are willing and able to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if the Notes are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Final Underlier Value will be less than the Buffer Value on the Final Observation Date, or you are unwilling or unable to accept the risk that, if it is, you will lose some or all of the stated principal amount of your Notes.

•	You anticipate that the Closing Price of the Underlier will be less than the Coupon Barrier on one or more Observation Dates (other than the Final Observation Date) or that the Final Underlier Value will be less than the Coupon Barrier on the Final Observation Date, or you are unwilling or unable to accept the risk that, if it is, you may receive few or no Contingent Coupons over the term of the Notes.

•	You seek exposure to any upside performance of the Underlier or you seek an investment with a return that is not limited to the Contingent Coupons that may be payable on the Notes.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underlier.

•	You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Tax Consequences

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to the Securities Generally”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

•	“Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

In addition to the risks discussed under the headings above, you should consider the following:

•	You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will lose 1.21951% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Buffer Value. Accordingly, if the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, the Notes will be exposed on a leveraged basis to the decline in the value of the Underlier below the Buffer Value and you will lose some or all of your investment at maturity.

•	You May Not Receive Any Contingent Coupons — The Notes differ from ordinary debt securities in that they do not provide for regular interest payments. If the Closing Price of the Underlier is less than the Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value is less than the Coupon Barrier on the Final Observation Date, Barclays Bank PLC will not pay the Contingent Coupon applicable to that Observation Date or any Unpaid Contingent Coupons. If the Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Underlier is less than the Coupon Barrier on the related Observation Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Price of the Underlier or the Final Underlier Value, as applicable, on the Observation Date related to that later Coupon Payment Date is greater than or equal to the Coupon Barrier. You will not receive any Unpaid Contingent Coupons if the Closing Price of the Underlier or the Final Underlier Value, as applicable, on each subsequent Observation Date is less than the Coupon Barrier. If the Closing Price of the Underlier is less than the Coupon Barrier on each Observation Date prior to the Final Observation Date and the Final Underlier Value is less than the Coupon Barrier on the Final Observation Date, Barclays Bank PLC will not pay any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you may receive Contingent Coupons could be as short as approximately 3.5 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. For the avoidance of doubt, the fees and commissions described on the cover page of this pricing supplement will not be rebated if the Notes are automatically called.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity unless the Notes are automatically called. Although the Notes provide for the repayment of your principal at maturity if the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Buffer Value, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of the Underlier is greater than or equal to the Buffer Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Your Potential Return on the Notes Is Limited, and You Will Not Participate in Any Appreciation of the Underlier — The return potential of the Notes is limited to the Contingent Coupons, regardless of the appreciation in the value of the Underlier. In addition, any return on the Notes will be based on the number and sequence of Observation Dates on which the Closing Price of the Underlier or the Final Underlier Value, as applicable, has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be automatically called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you will not participate in any appreciation in the value of the Underlier even though you will be subject to the Underlier’s risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlier.

•	Your Potential Return on the Notes Will Be Different Depending on the Sequence of Closing Prices on Different Observation Dates and the Final Underlier Value on the Final Observation Date — Depending on the sequence in which the Closing Price of the Underlier or the Final Underlier Value, as applicable, is greater than or equal to the Coupon Barrier on specific Observation Dates (if at all), you could receive a lesser or greater return regardless of the number of Observation Dates on which the Closing Price of the Underlier or the Final Underlier Value, as applicable, is greater than or equal to the Coupon Barrier. For example, if the Closing Price of the Underlier is less than the Coupon Barrier on each of the first three Observation Dates but the Final Underlier Value is greater than or equal to the Coupon Barrier on the Final Observation Date, you will receive four Contingent Coupons (three in the form of Unpaid Contingent Coupons). However, if the Closing Price of the Underlier or the Final Underlier Value, as applicable, is greater than or equal to the Coupon Barrier on each of the first two Observation Dates but on no subsequent Observation Dates, you will receive only two Contingent Coupons, even though the Closing Price of the Underlier or the Final Underlier Value, as applicable, was greater than or equal to the Coupon Barrier on twice as many Observation Dates as in the previous example.

•	The Notes are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of the Underlier over a period of time. The Contingent Coupon was determined based on a number of factors, including the expected volatility of the Underlier. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the Underlier, calculated at the time the terms of the Notes were set, been lower. As volatility of an Underlier increases, there will typically be a greater likelihood that (a) the Closing Price of that Underlier or the Final Underlier Value, as applicable, will be less than its Coupon Barrier on one or more Observation Dates and (b) the Final Underlier Value of that Underlier will be less than its Buffer Value.

Accordingly, you should understand that a higher Contingent Coupon will reflect, among other things, an indication of a greater likelihood that you will (a) not receive a Contingent Coupon with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupons been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Owning the Notes Is Not the Same as Owning the Underlier — The return on your Notes may not reflect the return you would realize if you actually owned the Underlier. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Underlier would have.

•	Single Equity Risk — The value of the Underlier can rise or fall sharply due to factors specific to the Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlier.

•	Antidilution Adjustments — For certain corporate events affecting the Underlier, the Calculation Agent may make adjustments to the amounts payable on the Notes. However, the Calculation Agent will not make such adjustments in response to all events that could affect the Underlier. If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

•	In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Underlier — Following certain corporate events relating to the issuer of the Underlier where the issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC may be based on the shares of a successor to the issuer of the Underlier or any cash or any other assets distributed to holders of the Underlier in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underlier on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlier;

o	the time to maturity of the Notes;

o	the dividend rate on the Underlier;

o	interest and yield rates in the market generally;

o	the existence of any Unpaid Contingent Coupons;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlier is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to the Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlier; and determining whether to accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Consequences” above.

Information about the Underlier

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of the Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Alphabet Inc.

According to publicly available information, Alphabet Inc. (the “Company”) is a holding company that, through its subsidiaries (which include Google Inc.), provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-36380. The Company became the successor SEC registrant to, and parent holding company of, Google Inc. on October 2, 2015, in connection with a holding company reorganization. The Company’s Class A common stock began trading on The Nasdaq Stock Market on October 5, 2015 under the ticker symbol “GOOGL,” the same symbol under which Google Inc.’s Class A common stock previously traded.

Historical Information

The graph below sets forth the historical performance of the Class A common stock of Google Inc. and the Underlier from January 2, 2014 to January 25, 2019. The Closing Price of the Underlier on January 25, 2019 was $1,101.51.

The data in the graph prior to October 5, 2015 reflects the performance of the Class A common stock of Google Inc., and the data in the graph on and after October 5, 2015 reflects the performance of the Underlier. We obtained the Closing Prices of the Underlier from Bloomberg Professional® service, without independent verification. Historical performance of the Class A common stock of Google Inc. and the Underlier should not be taken as an indication of future performance. Future performance of the Underlier may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlier during the term of the Notes, including on any of the Observation Dates or Averaging Dates. We cannot give you assurance that the performance of the Underlier will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

* The dotted line indicates the Coupon Barrier and Buffer Value of 82.00% of the Initial Underlier Value. The vertical red line in the graph indicates October 5, 2015. In the graph, the performance to the left of the vertical red line reflects the Class A common stock of Google Inc. and the performance to the right of the vertical red line reflects the performance of the Underlier.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately three months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 20, 2018, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 20, 2018, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 20, 2018, which has been filed as an exhibit to the report on Form 6-K referred to above.